EXHIBIT 10.1

[execution copy]

RETIREMENT AGREEMENT

THIS AGREEMENT made this 16th day of December, 2011 (the “Effective Date”), is made and entered into by and among CFS Bancorp, Inc., an Indiana corporation (the “Company”), Citizens Financial Bank, a federally chartered savings bank (the “Bank”) (collectively, the “Employers”) and Thomas F. Prisby (“Executive”).  Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreements (as defined below).

W I T N E S S E T H:

WHEREAS, Executive is currently a director, officer and employee of the Employers;

WHEREAS, the Company and Executive entered into an Employment Agreement dated May 1, 2008, as amended (the “Company Employment Agreement”), and the Bank and Executive entered into an Employment Agreement dated May 1, 2008, as amended (the “Bank Employment Agreement”) (collectively, the “Employment Agreements”);

WHEREAS, Executive and the Employers have determined that it is in their collective best interests for Executive to retire from all officer and director positions with the Employers effective as of December 30, 2011 and as an employee effective December 31, 2011;

WHEREAS, the Employers and Executive desire to set forth agreements relating to certain compensation and other matters with respect to his retirement and the services hereunder.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged by the parties, it is hereby agreed as follows:

1.         Recitals.  The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement, and describing the circumstances surrounding its execution.  Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

2.         Retirement.  Executive hereby retires from all officer and director positions with the Employers effective as of December 30, 2011 and from employment with the Employers effective as of December 31, 2011.

3.         Retirement Compensation Matters.

(a)           Executive shall continue to receive his Base Salary as in effect on the Effective Date through his retirement date of December 31, 2011.  In the event bonuses are awarded to senior management of the Employers under the CFS Bancorp, Inc. 2011 Performance-based Cash Incentive Plan, Executive shall be eligible to receive such bonus, if any, as may be awarded to him by the Compensation Committee, notwithstanding the requirement that participants must be employed by an Employer on the date the bonuses are paid in order to be eligible to receive a bonus.

(b)         Executive’s active participation as an employee under the Employers’ employee and executive benefit plans will cease upon December 31, 2011 and benefits shall thereafter be paid or provided as set forth in such plans, a summary of which has been provided to Executive.

(c)         The vesting, exercisability, payment and/or forfeiture of the Executive’s retention, equity and long-term cash awards shall be governed by the provisions of the various award agreements between Executive and the Employers, a summary of which has been provided to Executive.

(d)         (i)           As compensation for Executive’s agreement and obligations set forth herein, the Bank shall pay to Executive $100,000 (less applicable withholding) monthly commencing in January 2012 and ending in January 2013.  The payments shall be made on the first regularly scheduled payroll date of the month.

(ii)           In addition, for purposes of defraying the cost of medical and other expenses, the Bank shall pay to Executive $75,000 (less applicable withholding) on the first regularly scheduled payroll date of January, 2012.

4.           Chairman Emeritus Appointment. In connection with his retirement, Executive will be appointed Chairman Emeritus of the Bank for a term commencing December 31, 2011 and ending December 31, 2013.  The Bank and Executive acknowledge and agree that the position is an honorary one and does not confer on Executive the rights or obligations of an employee, officer or director of the Bank or any authority to bind the Bank in any manner. During the period of Executive’s appointment as Chairman Emeritus, Executive shall make himself available to assist management of the Bank at such times and in such manner as the Chairman of the Board or Chief Executive Officer of the Bank may reasonably request, which assistance shall generally include, but not be limited to, advice on matters related to the Bank’s relationships in its communities, general advice to the Chairman or Chief Executive Officer of the Bank, and assistance transitioning Executive’s former duties to others.

5.           Conditions to Certain Payments.  The amounts payable under Section 3(d) above are subject to (a) Executive’s execution (and non-revocation) of a release of all claims upon his retirement on December 31, 2011 in the form attached hereto as Exhibit I, and (b) Executive’s compliance with his obligations under this Agreement, including, but not limited to those set forth in Sections 7 and 8 below.  In the event Executive breaches this Agreement, the Bank shall cease to make monthly payments under Section 3(d) from the date of the occurrence of such event.  In addition, in the event Executive breaches his obligations under Section 7 or 8, Executive shall immediately repay to the Bank an amount equal to any amounts paid under Section 3(d) as of the date of such breach plus interest at the rate of 10% per annum from the date of such breach until such amounts have been repaid in full to the Bank.

6.         Expenses.  The Bank shall pay or reimburse Executive for reasonable and appropriate out-of-pocket expenses incurred by him with the Bank’s prior approval in connection with his appointment as Chairman Emeritus, in each instance in accordance with the Bank’s expense reimbursement policies.  Executive must provide proper documentation to Bank for all expenses before the Bank’s obligations to reimburse arise.

7.         Loyalty, Confidentiality, Non-Competition and Non-Solicitation.  Executive understands and acknowledges: (a) his obligations to the Employers under Section 3 of his Employment Agreements with respect to loyalty, confidentiality, non-competition and non-solicitation, and (b) that such obligations shall continue to apply to and obligate him through the periods set forth in the Employment Agreements, as if set forth herein in full.

8.         Non-disparagement. Executive shall not publicly disparage or make or publish any negative statements or comments about the Employers, any of the Employers’ subsidiaries or affiliates or any of their respective products, services, directors, officers or employees, nor shall Executive make any statements inconsistent with the provisions of this Agreement.  Subject to applicable law, no executive officer of the Employers or members of the Employers’ Boards of Directors shall publicly disparage or make or publish any negative statements or comments about Executive.

9.         Return of Property.  Executive agrees (i) to return to the Employers on or before December 31, 2011, at the Bank’s headquarters, all confidential information or materials of the Employers that are in the Executive’s possession or control or the location of which Executive knows (including, but not limited to, any confidential information or materials contained on the Executive’s personal data assistant or personal or home computer), and (ii) to return to the Employers on or before December 31, 2011, at the Bank’s headquarters, all vehicles, equipment, computers, cellular phones, mobile devices, credit cards, keys, access cards, passwords and other property of the Employers that are in the Executive’s possession or control or the location of which the Executive knows, and to cease using any of the foregoing on and after December 31, 2011.

10.       Remedies.  Executive agrees that the Employers will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of the restrictive covenants set forth in Sections 7 and 8.  Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any of his covenants as set forth in Section 7 or 8, in addition to all other remedies to which the Employers are entitled at law, in equity or otherwise, the Employers shall be entitled to a temporary restraining order, a permanent injunction and/or a decree of specific performance.  The parties agree that a bond posted by the Employers in the amount of One Thousand Dollars ($1,000) shall be adequate and appropriate in connection with such restraining order or injunction and that actual damages need not be proved by the Employers prior to their being entitled to obtain such restraining order, injunction or specific performance.  The foregoing remedies shall not be deemed to be the exclusive rights or remedies of the Employers for any breach of or noncompliance with Section 7 or 8 by the Executive but shall be in addition to all other rights and remedies available to the Employers at law, in equity or otherwise.

11.       Indemnification; Cooperation.  Executive shall continue to be entitled to indemnification as set forth under Section 20 of the Company Employment Agreement.  In addition, during Executive’s term as Chairman Emeritus of the Bank, the Employers shall indemnify him to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of good faith actions taken by him at the request of the Chairman or Chief Executive Officer of the Bank.  Executive will cooperate fully with the Employers in any investigation, negotiation, litigation or other action arising out of transactions in which he was involved or of which he had knowledge during his employment or service with the Employers, in accordance with Section 25 of the Employment Agreements; provided, however, that the $1,000 per day fee set forth in said Section 25 shall not apply until after January 2013.

12.       Payment of Certain Additional Benefits and Costs.  The Employers agree that Section 7 of the Company Employment Agreement (“Payment of Additional Benefits under Certain Circumstances”) and Section 19 of the Company Employment Agreement (“Payment of Costs and Legal Fees and Reinstatement of Benefits”) remain in full force and effect as provided therein.

13.       Source of Payments.  All payments provided in this Agreement shall be paid from the general funds of the Bank.  The Company, however, guarantees payment of all amounts due hereunder to Executive, and if such amounts due from the Bank are not timely paid by the Bank, such amounts shall be paid by the Company.

14.       Regulatory Approval.  If payment of any portion of the payments provided hereunder is barred by regulatory action, the Employers will use commercially reasonable efforts to appeal such regulatory action so as to lift any ban on payment of such amounts, and if such regulatory ban is lifted, to promptly pay Executive such amounts.

15.       Employee Status.  Nothing in this Agreement shall be construed to continue Executive’s employment by the Employers beyond December 31, 2011, the date of his retirement.  The Executive shall not accrue or receive any benefits under any employee benefit plan maintained by the Employers, attributable to his appointment as Chairman Emeritus, provided that nothing in this Agreement shall affect any rights to benefits Executive (and Executive’s spouse and dependents) might have under any employee benefit plans of the Employers by virtue of his service as an employee and/or his retirement.

16.       Entire Understanding.  This Agreement constitutes the entire understanding between the parties relating to Executive’s retirement hereunder and, except as provided herein, supercedes the Employment Agreements, it being agreed that nothing herein or any event arising after the date hereof, shall give rise to any severance or separation payments under the Employment Agreements.  Any amendment of this Agreement shall be effective only to the extent that it is in writing, executed by the Employers and Executive.

17.       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Executive’s executors, administrators, legal representatives, heirs and legatees and on the Employers and their affiliates and their respective successors and assigns.

18.       Payment in the Event of Death.  Any amounts due to Executive under this Agreement at the time of his death shall be paid to the Executive’s surviving spouse, or in the absence of a surviving spouse, to the executor of his estate.

19.       Waiver.  The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

20.       Governing Law.  This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Indiana.

21.       Headings.  The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

22.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date above set forth.

EXECUTIVE	CFS BANCORP, INC.
/s/Thomas F. Prisby	/s/Daryl D. Pomranke
Thomas F. Prisby	Daryl D. Pomranke President and Chief Operating Officer

CITIZENS FINANCIAL BANK
/s/Daryl D. Pomranke
Daryl D. Pomranke President and Chief Operating Officer

Exhibit I to Retirement Agreement

RELEASE AGREEMENT

THIS AGREEMENT made this 31st day of December, 2011 (the “Effective Date”), is made and entered into by and among CFS Bancorp, Inc., an Indiana corporation (the “Company”), Citizens Financial Bank, a federally chartered savings bank (the “Bank”) (collectively, the “Employers”) and Thomas F. Prisby (“Executive”).

Employers and Executive have entered into a Retirement Agreement relating to Executive’s retirement from all officer and director positions with the Employers effective as of December 30, 2011 and as an employee effective December 31, 2011.  The Executive has voluntarily agreed to the terms of this Agreement in exchange for the payments and other obligations of the Employers described in the Retirement Agreement to which Executive otherwise would not be entitled.

NOW THEREFORE, in consideration for such payments and obligations provided under the Retirement Agreement:

1.	Executive hereby retires from all officer and director positions with the Employers effective as of December 30, 2011 and from employment with the Employers effective as of December 31, 2011.

2.
Executive on behalf of himself and his spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge the Employers, their officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorney’s fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to his employment or termination of employment from the Employers, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; provided, however, that the foregoing waiver and release shall not apply to Executive’s rights to enforce the Retirement Agreement or the equity awards described in Section 3(c) thereof which remain outstanding after the Effective Date.

Executive and the Employers acknowledge that it is their mutual intent that the release contained above constitute a complete release and waiver of claims set forth therein and that the Age Discrimination in Employment Act waiver fully comply with the Older Workers Benefit Protection Act. Accordingly, Executive acknowledges and agrees that:

(a)           The payments set forth in the Retirement Agreement exceed the nature and scope of that to which he would otherwise have been legally entitled to receive without this Agreement and his entitlement to them is conditioned upon his compliance with this Agreement;

(b)           Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is his knowing and voluntary act;

(c)           He has been advised by the Employers to consult with his personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

(d)           He has had at least twenty-one (21) calendar days within which to consider this Agreement;

(e)           He has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired; and

(f)           He has read and fully understands the terms of this agreement.

This Agreement shall be governed by the laws of the State of Indiana and shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Employers.

IN WITNESS WHEREOF, the parties have executed this Release Agreement on the date indicated above.

CFS BANCORP, INC.	EXECUTIVE
By:
Its:	Thomas F. Prisby

CITIZENS FINANCIAL BANK
By:
Its: